EXHIBIT 99.1

 New Publication Report -- Hyperthermia Plus Cisplatin as a Treatment for Recurrent Cervical Carcinoma for Previously Irradiated Patients

    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 9, 2007--BSD Medical Corp. (AMEX:BSM) today announced that the newest issue of the International Journal of Hyperthermia has published an article entitled "Weekly systemic cisplatin plus locoregional hyperthermia: An effective treatment for patients with recurrent cervical carcinoma in a previously irradiated area" (see Int. J. Hyperthermia, Vol. 23, No. 5, pp. 443-450). This article complements and was authored by some of the same researchers as was a recently reported article in press scheduled to appear in the International Journal of Radiation Oncology, Biology and Physics, the official journal of the American Society for Therapeutic Radiology and Oncology (ASTRO), the world's leading organization devoted to radiation oncology. The lead author for both studies was Jacoba van der Zee, M. D., PhD of Daniel den Hoed Cancer Center, Erasmus University Medical School in Rotterdam, the Netherlands. The International Journal of Hyperthermia is the official journal of the Society of Thermal Medicine, the European Society for Hyperthermic Oncology and the Asian Society for Hyperthermic Oncology, which are devoted to the research of thermal medicine.

    The previously reported article in press shows the 12-year clinical follow-up data for a landmark phase III study comparing the clinical results for advanced cervical cancer patients treated with radiation and hyperthermia therapy to those for patients treated with radiation alone. The new article reports further research involving the expanded use of hyperthermia plus cisplatin (an important chemotherapy drug) for treating recurrent cervical cancer patients who have failed radiation therapy.

    Study Conclusion

    This newly published study involved 47 patients with recurrent cervical carcinoma who had been previously irradiated. The patients were treated with simultaneous cisplatin and hyperthermia. The study concluded that cisplatin plus hyperthermia therapy "results in a high response rate and acceptable toxicity in patients with recurrent cervical cancer." The objective response rate for the patients treated with both cisplatin and hyperthermia therapy was 55%. The article notes that response rates for treatments with cisplatin alone "range around 23%." Response for the patients treated in the study was evaluated by gynecological examination and CT-scan. According to the article: "A response was defined as a partial or complete response. A complete response was defined as the disappearance of all visible and palpable lesions, a partial response as a decrease of at least 50% of all visible and palpable lesions."

    Background to the Findings

    In explaining the study findings the article states: "If the disease recurs within the previously irradiated pelvic area, prognosis is particularly poor. A probable explanation for this is the decreased blood flow to the pelvis caused by vascular changes following radiotherapy." The article further explains: "For years now, attempts have been made to improve the effect of chemotherapy and overall survival by combining cisplatin with other agents in various phase II and III trials. Thus far these new strategies were not very successful in previously irradiated patients."

    The article's rationale for the "high response" of these patients when hyperthermia was added to cisplatin is as follows: "Preclinical studies have shown that the addition of hyperthermia to cisplatin can greatly enhance its effectiveness. Hyperthermia has a cell killing effect preferentially in tumor tissue. There is no intrinsic difference in thermotolerance between normal cells and tumor cells, but there is a difference in physiology. Tumor tissue has chaotic vasculature resulting in hypoxia and low pH areas. Hypoxia and low pH are usually not found in normal tissue and these conditions make tumor cells more sensitive to hyperthermia. In addition, hyperthermia is known to enhance the effect of several chemotherapeutic agents. Hyperthermia enhances the effect of platinum analogues by increasing the cellular uptake and thereby increasing platinum-DNA adduct formation. The effect of cisplatin is enhanced by a factor 4 to 8, depending upon temperature and duration of treatment."

    About BSD Medical Corp.

    This study involved the use of the BSD-2000 by BSD Medical
Corporation for delivery of precision-focused deep hyperthermia therapy. BSD Medical is a leading developer of systems used to provide therapies requiring precision-focused heat for the treatment of cancer. For further information visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, including future prospects for the company relating to the research described herein, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corp., Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com